Exhibit 8(b)

December 27, 2005	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com ROBERT H. MILLER (650) 843-5351 bmiller@cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

Siebel Systems, Inc.

2207 Bridgepointe Parkway

San Mateo, CA 94404

Re:	Tax Opinion in Connection with Filing of Registration Statement in Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you (i) in connection with the filing of the Form S-4 Registration Statement (the “Registration Statement”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2005, by and among Oracle Corporation, a Delaware corporation (“Oracle”), Siebel Systems, Inc., a Delaware corporation (“Siebel”), Ozark Holding Inc., a Delaware corporation and a wholly owned subsidiary of Oracle (“Parent”), Ozark Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Ozark Merger Sub”), and Sierra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sierra Merger Sub” and, together with Ozark Merger Sub, the “Merger Subs”), as amended as of December 27, 2005, and (ii) pursuant to Section 7.02 of the Merger Agreement. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Merger Agreement, (x) at the Initial Effective Time, Ozark Merger Sub shall be merged with and into Oracle (the “Oracle Merger”) and Oracle shall be the surviving corporation (the “Oracle Surviving Corporation”), (y) at the Effective Time, Sierra Merger Sub shall be merged with and into Siebel (the “Siebel Merger” and, together with the Oracle Merger, the “Mergers”) and Siebel shall be the surviving corporation (the “Sierra Surviving Corporation” and, together with the Oracle Surviving Corporation, the “Surviving Corporations”), (z) each share of Siebel Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent either the Stock Election Price or the Cash Election Price (the Stock Election Price or Cash Election Price, as applicable, the “Siebel Merger Consideration”) (the “Transaction”). As a result of the Transaction, each of the Surviving Corporations will become a wholly owned subsidiary of Parent, and all former holders of Oracle Stock, or of Siebel Stock who elect and receive the Stock Election Price, will become holders of corresponding shares of Parent Stock.

Siebel Systems, Inc.

December 27, 2005

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We have acted as counsel to Siebel in connection with the Transaction. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	The Merger Agreement;

(b)	the Registration Statement;

(c)	the tax representation letter from Siebel to Cooley Godward LLP and to Davis Polk & Wardwell in the form of Exhibit B to the Merger Agreement, and the tax representation letter from Oracle to Davis Polk & Wardwell and to Cooley Godward LLP in the form of Exhibit C to the Merger Agreement dated respectively December 27, 2005 and December 27, 2005 (collectively, the “Tax Representation Certificates”); and

(d)	such other instruments and documents related to the formation, organization and operation of Oracle, Parent, Siebel, and Merger Subs, and to the consummation of the Transaction and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Subs, and Company, and by their managements, employees, officers, directors, and stockholders in connection with the Transaction, including, but not limited to, (x) those set forth in the Merger Agreement (including the exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are true and accurate at all relevant times;

(iii)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

Siebel Systems, Inc.

December 27, 2005

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(iv)	The Transaction will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Transaction will be effective under applicable state law; and

(v)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “THE PROPOSED TRANSACTION—Material U.S. Federal Income Tax Consequences,” we hereby confirm our registration statement tax opinion as set forth in the Registration Statement under the heading “THE PROPOSED TRANSACTION—Material U.S. Federal Income Tax Consequences.”

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or on any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Siebel and is not to be relied upon for any other purpose or by any other person without our prior written consent, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

Siebel Systems, Inc.

December 27, 2005

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We consent to the reference to our firm under the caption “THE PROPOSED TRANSACTION—Material U.S. Federal Income Tax Consequences” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Cooley Godward LLP

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